SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2013

TONGXIN INTERNATIONAL LTD.
(Exact name of registrant as specified in its charter)

British Virgin Islands (State or other jurisdiction of incorporation)	333-147086-01 (Commission File No.)	(IRS Employer Identification No.)

199 Pierce Street, Suite 202, Birmingham, Michigan 48009
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (248) 593-8330

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Tongxin International Announces Board Observers

CHANGSHA, China, December 02, 2013 – - The board of directors (the “Board”) of Tongxin International Limited (the “Company”) is pleased to announce that Mr. Michael Onghai (“Mr. Onghai”), Mr. David Leong (“Mr. Leong”) and Mr. Brad Huff (“Mr. Huff”) have been appointed as observers of the Board (the “Board Observer”) with effect from November 20, 2013. All the board observers are significant shareholders of Tongxin International.

Michael Onghai, CFA, is a significant shareholder in Tongxin and is the Chief Executive Officer of LookSmart. For more than the past five years, Mr. Onghai has been a private investor and an investment manager, including as the principal of Snowy August Management LLC, a value-oriented alternative investment manager he founded in 2011, and, prior to 2011, as a principal and portfolio manager of Ibis Management LLC, an investment management firm he joined in 2003. Mr. Onghai is a Chartered Financial Analyst charter holder and the founder of AppAddictive, a venture capital-sponsored social media digital holding company. Mr. Onghai holds a B.S. in Computer Science and Engineering from UCLA.

David Leong is a private investor and a significant shareholder in Tongxin. He is an accomplished serial entrepreneur, with experience in e-commerce, restaurants, and real estate development and marketing since 2002. Prior to 2002 he was a valued technology consultant at Accenture LLP. He is a graduate of the Stern School of Business at New York University with a B. S. degree in Finance and Information Technology.

Brad Huff is a private investor and a significant shareholder in Tongxin. After several exits with various business ventures, Brad currently has private and public investments in the USA, China, and Southeast Asia. He also oversaw philanthropic efforts in Cambodia and Australia. He graduated with a B.A degree in Economics from Furman University in Greenville SC, USA.

As Board Observers, Messrs. Onghai, Leong and Huff will not have the power to vote at any Board meeting and will not exercise any other rights of a director at such meeting. They are neither a director nor an officer of the Company or any subsidiary of the Company, and do not have any management role in the Company or any of its subsidiaries. Their primary role is to attend relevant Board meetings and to participate in such meetings by providing his views on matters being considered by the Board. The Board believes that the appointment of Messrs. Onghai, Leong and Huff as a Board Observers would be beneficial to the Company, as they would bring ownership thinking orientation, valuable expertise, and management experience in matters of finance and capital markets to the Company.

Mr. Zhang Duanxiang, Chairman and Chief Executive Officer of Tongxin International, said, “All of the newly appointed board observers and I have significant share ownership in Tongxin International. We think like owners and we all would like to truly work together in realizing the potential of Tongxin International. “

The Board would like to take this opportunity to extend the warmest welcome to Messrs. Onghai, Leong and Huff in joining the Company as a Board Observers.

About Tongxin International Ltd. Tongxin International Ltd., the largest independent supplier of EVBS in China, is capable of providing EVBS for both the commercial truck and light vehicle market segments. The Company also designs, fabricates and tests dies used in the vehicle body structure manufacturing process. EVBS consists of exterior body panels including doors, floor pans, hoods, side panels and fenders. Tongxin International Ltd. maintains a network of over 130 customers throughout 21 provinces in China. Headquartered in Changsha, the Company also maintains regional manufacturing in Ziyang and Zhucheng. For more information, please visit www.txicint.com or www.hntx.com.

Forward-Looking Statements Statements contained in this press release, which are not historical fact, constitute Forward-Looking Statements. Actual results may differ materially due to numerous important factors that are described in Tongxin International Ltd.'s reports to the SEC, which may be revised or supplemented in subsequent reports to the SEC. Such factors include, among others, the cost and timing of implementing restructuring actions, the Company's ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Tongxin International Ltd. does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Tongxin Corporate Headquarters • 199 Pierce Street, Suite 202 • Birmingham, MI 48009 • www.txicint.com • or www.hntx.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TONGXIN INTERNATIONAL LTD.

Date: December 02, 2013	By: /s/ Zhang Duanxiang
Name: Zhang Duanxiang
Its: Chief Executive Officer